Exhibit 99.1

Planar Sets Quarterly Reporting Date

One-time charge for cost reductions to impact second quarter

BEAVERTON, Ore. – April 4, 2005 – Planar Systems, Inc. (NASDAQ:PLNR), a worldwide leader in flat-panel display systems, plans to announce financial results for the second quarter of its fiscal 2005 on Wednesday, April 20.

Toward the end of the company’s second quarter, Planar’s management committed to a plan primarily focused on reducing costs throughout its overhead expense base. This plan will result in a one-time charge in the second quarter of approximately $1.8 million, which will be reflected in cash flow in subsequent quarters. In addition, the company plans to reduce the carrying value of certain assets resulting in an additional non-cash charge of approximately $4.4 million in the second quarter. Beginning with this year’s third quarter, savings resulting from these actions are expected to exceed $1.8 million per quarter and will be realized primarily in operating expense categories such as administrative and support functions.

“We are on track to meet or exceed our earlier guidance related to ongoing operating performance for the second quarter, but significant actions are required to reduce overhead costs and maximize shareholder value over the long run,” said Balaji Krishnamurthy, Planar’s chairman, president and CEO. “These actions streamline the company’s support structure, while preserving Planar’s previously communicated initiatives aimed at future growth opportunities.”

As a result of these one-time charges, net loss for the second quarter is expected to be in the range of $0.27 to $0.25 per share, which includes one-time charges totaling approximately $0.27 per share.

The company’s quarterly results will be published in a press release scheduled to be issued just after 4:00 p.m. Eastern Time on April 20. Management will discuss the second quarter results, update the company strategy and review the cost reduction impacts in a conference call with members of the investment community scheduled to begin at 5:00 p.m. Eastern Time that day. An audio webcast of that conference call will be open to the public; accessible through the company’s Web site, www.planar.com.

ABOUT PLANAR

Planar Systems, Inc. (NASDAQ: PLNR) is a leading provider of flat-panel display hardware and software solutions for demanding medical, retailing, industrial and commercial applications. Hospitals, shopping centers, banks and businesses of all sizes use Planar display technology to help connect people, information and ideas. Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners and customers worldwide. For more information, visit www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors, including potential differences between actual charge and savings calculations and those currently estimated and those listed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

CONTACT:

Stewart Clark, investor relations director

503-748-6984 / stewart_clark@planar.com